Exhibit 10.43

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omission.

STANDARD EXCLUSIVE LICENSE AGREEMENT WITH KNOW-HOW
Agreement No: A19111

TABLE OF CONTENTS

Section 1 Definitions

Section 2 Grant

Section 3 Diligence Obligations

Section 4 Payments

Section 5 Warranties and Disclaimers of UFRF

Section 6 Record Keeping; Accounting

Section 7 Patent Prosecution

Section 8 Infringement and Invalidity

Section 9 Term and Termination

Section 10 Assignability

Section 11 Dispute Resolution

Section 12 Indemnification; Insurance

Section 13 Use of Names

Section 14 Miscellaneous

Section 15 Notices

Section 16 Confidentiality

Section 17 University Rules and Regulations

Section 18 Contract Formation and Authority

Appendix A - Patent Rights and Know-How

Appendix B - Development Plan

Appendix C - Development Report

Appendix D - UFRF Royalty Report

Appendix E - Standard Exclusive License Agreement A19110

STANDARD EXCLUSIVE LICENSE AGREEMENT WITH KNOW-HOW

AGREEMENT NO: A19111

This Standard Exclusive License Agreement with Know-How (this “Agreement”) is effective as of March 17, 2020 (the “Effective Date”), between the University of Florida Research Foundation, Incorporated (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Aavanti Bio, Inc., (hereinafter called “Licensee”), a Delaware corporation having its principal office/place of business at 3324 W. University Avenue, #261, Gainesville, FL, 32607-2504.

WHEREAS, Licensee is engaged in business relating to the development and commercialization of products that can use or incorporate UFRF’s intellectual property rights and has the capability of developing commercial applications of the intellectual property; and

WHEREAS, UFRF owns inventions that are described below; UFRF is willing to grant a license to Licensee under the Patent Rights (defined in Section 1.14) and Know-How (as defined in Section 1.8); and Licensee desires a license under them.

THEREFORE, the parties agree as follows:

Section 1.
Definitions
1.1
“Affiliate” means: any entity that directly or indirectly owns or controls, is owned or controlled by; or is under common ownership or control with a party to this Agreement; where “ownership” and “control” mean: (a) possession, or the right to possession, of at least fifty percent (50%) of the equity or voting stock of the entity or (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors of the entity; or (d) the right to receive 50% or more of the profits or earnings of the entity. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.
1.2
“Change Of Control” means: (a) any consolidation, merger, combination, reorganization or other transaction in which Licensee is not the surviving entity, other than a transaction with the principal purpose of effecting a change in domicile or the legal entity status of Licensee; (b) Equity Interests of Licensee constituting more than 50% of the voting power of Licensee are exchanged for or changed into other Equity Interests, cash, and/or any other property, whether through one or a series of transactions; (c) a sale or other disposition of all or substantially all of the assets of the Licensee; or (d) the assignment or transfer of this Agreement to a third party.
1.3
“Combination Product” means a Licensed Product that is comprised of at least one other active ingredient, which is not a Licensed Product (regardless of whether co-formulated, co-packaged or otherwise administered).
1.4
“Confidential Information” means information or material disclosed by one party (“disclosing party”) to the other party (“receiving party”) that is marked as confidential at the time

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of disclosure or, if first disclosed orally or observed, is identified as confidential at the time of disclosure and summarized in a marked writing delivered to receiving party within [**] after first oral disclosure. Confidential Information does not include information or material that: (a) is in the public domain other than through acts or omissions of receiving party, or anyone that accessed the Confidential Information from receiving party; (b) is already known at the time of disclosure as shown by competent evidence; (c) is independently developed by the receiving party without knowledge of the Confidential Information, as shown by contemporaneously written records; or (d) is lawfully disclosed to receiving party by a third party without restriction.
1.5
“Development Plan” means the preliminary written plan summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products to the market that is attached as Appendix B, which may be updated from time to time by Licensee.
1.6
“Development Report” means a written report summarizing Licensee’s material technical and other efforts made towards achieving first commercial sale for all Licensed Products under development). Such reports shall include, without limitation, reasonably detailed summaries of information describing [**]. A Development Report should include at least the information specified on Appendix C.
1.7
“Equity Interests” means equity securities or membership units of an entity or securities or membership units that are convertible into the entity’s equity securities or membership units.
1.8
“Investigator” means any of [**].
1.9
“Know-How” means information and materials existing as of the Effective Date, to the extent wholly owned and controlled by UFRF that is necessary or useful to practice and/or commercialize the Patent Rights, and is generated by the Investigator or those working under the Investigator’s direction, including the processes, techniques, data, and materials identified on Appendix A, attached and incorporated herein. If Know-How is provided in the form of: (a) tangible materials, then all progeny and derivatives of the materials made by or on behalf of Licensee or Sublicensee are included within this definition of Know-How; and/or (b) software or other copyrightable work, then all derivative works made by or on behalf of Licensee or any Sublicensee are included within this definition of Know-How.
1.10
“Licensed Field” means all diagnostic, prophylactic, and therapeutic uses for Friedreich’s Ataxia, including all fields and all uses of adeno-associated virus gene therapy for cardiomyopathy, skeletal myopathy, liver targeted gene therapy, and Friedreich’s Ataxia. Nonetheless, “Licensed Field” excludes the use of the Patent Rights for [**].
1.11
“Licensed Product” means any Product or Process or Know-How that is:
(a)
is covered in whole or in part by a Valid Claim in the Patent Rights in any country in which the product is made, used, imported or sold;

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(b)
is manufactured by using a process which is covered in whole or in part by a Valid Claim in the Patent Rights in any country in which any the process is used or in which the product is used, imported or sold; or
(c)
incorporates, utilizes, or was developed utilizing Know-How or which is manufactured using Know-How or using a process that is developed using Know-How.
(d)
that is the subject of Market Exclusivity based in whole or in part: (i) on a product or process that was at any time within the scope of any of sections (a), (b), or (c); or (ii) on the practice of the Patent Rights and/or the use of the Know-How at any time.
1.12
“Licensed Territory” means worldwide.
1.13
“Market Exclusivity” means, with respect to a Licensed Product, the exclusivity granted by FDA, pursuant to Section 351(k)(7) of the Public Health Services Act, entitled “Exclusivity for Reference Product,” and any non-United States law equivalents.
1.14
“Net Sales” means the total dollar amount invoiced on sales of Licensed Products less deductions accrued in accordance with GAAP any charges where applicable and separately listed for (i) sales taxes or use taxes (except for value-added taxes capable of reimbursement and income taxes imposed on the sales of Licensed Product in foreign countries), tariffs, duties or customs (all separately stated on the invoice), (ii) prepaid outbound shipping and insurance charges, (iii) deductions for allowances given for returned or defective goods that do not exceed the original invoice amount, (iv) trade discounts given, not to exceed the original invoice amount, (v) charge back payments and rebates given for the Licensed Product to (a) managed healthcare organizations, (b) federal, state, provincial and/or local governments or other governmental agencies, and (c) purchasers and reimbursers. Licensed Products will be considered sold when paid for; provided, however, that with respect to Licensed Products transferred by Licensee to its Sublicensee or Affiliate in the circumstances described in item (x) in the immediately following sentence, any such Licensed Products will be considered sold when they are transferred to any such Sublicensee or Affiliate. For the purpose of calculating Net Sales, transfers by Licensee to its Sublicensee or Affiliate of Licensed Product under this Agreement for (x) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by Licensee at the average amount invoiced by Licensee to third parties during such Net Sales calculation period or (y) resale by a Sublicensee or an Affiliate shall be treated as sales at the average amount invoiced by such Sublicensee or Affiliate to third parties during such Net Sales calculation period, in each case subject in all respects to the deductions under this Section 1.14. Notwithstanding the foregoing, a sale of a Licensed Product to a distributor, which is not a Sublicensee or Affiliate, in an arm’s-length transaction, shall be treated as a sale if Licensee receives no further compensation for that Licensed Product from any subsequent purchaser of that Licensed Product. Notwithstanding the foregoing, when sold separately, Net Sales shall not include, and shall be deemed zero with respect to, (aa) the distribution of reasonable quantities of promotional samples of Licensed Products, or (bb) the transfer of Licensed Product to a third party to use Licensed Product for the sole purpose of performing preclinical or clinical studies or (cc) the transfer of Licensed Product to a third party solely for charitable or compassionate use purposes if Licensee transfers Licensed Product at cost of goods or below.

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In the event that a Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (i) - (vi) above, multiplied by a proration factor that is determined as follows:

(A) If all active ingredients of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all Product components (as applicable) during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from the Product components (as applicable); or

(B) If any active ingredients of the Combination Product were not sold or provided separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each active ingredient.

1.15
“Patent Challenge” means a challenge to the validity, patentability, or enforceability of any of the Patent Rights or otherwise opposing any of the Patent Rights.
1.16
“Patent Rights” means:
(a)
the patent(s)/patent application(s) identified on Appendix A;
(b)
all United States and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified in Appendix A; and
(c)
all patents issuing from the patent applications identified in Subsections 1.16(a) and 1.16(b), including, letters patent, patents of addition, continuations, divisionals, reissues, reexaminations, extensions, restorations, and supplementary protection certificates.
1.17
“Sublicense” means the agreement to grant or agree not to assert any right licensed to Licensee under Section 2.4, including, any agreement that permits any use of all or part of the Patent Rights or Know-How for research, development, or the manufacture, marketing, distribution, commercialization, sale, offer for sale, import or export of Licensed Products. An agreement that is described in this definition is a Sublicense whether or not it is called a “sublicense” and whether or not it is included in a stand-alone document or is part of a broader collaboration, development, or joint venture agreement or arrangement. Notwithstanding the foregoing, grants by Licensee of the rights under Section 2.4 pursuant to ordinary course operating agreements of Licensee, such as agreements to contract manufacturing organizations, contract research organizations, and clinical trial sites, shall not be deemed to be a Sublicense.
1.18
“Sublicensee” means any third party to whom Licensee grants a Sublicense.
1.19
“Sublicensing Revenue” means any and all consideration under or otherwise in connection with a Sublicense received by Licensee, including license issue fees, lump sum payments, milestone payments, maintenance fees, profit sharing, joint marketing fee, equity or

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other payments of any kind whatsoever, irrespective of whether such consideration is received in the form of cash, offsets, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a payment for equity that exceeds the pre-Sublicense fair market value by more than [**]% of the equity, equity exchanges, or any other form whatever, excluding: (a) royalties paid to UFRF based on Net Sales by the Sublicensee; and (b) if accompanied by competent documentary evidence: (i) reimbursement of the direct costs of bona fide future research and development of a Licensed Product (and not other products); and (ii) for any payment based on the same event that triggers a milestone payment to UFRF under Section 4.5 , the amount due to UFRF for the corresponding milestone under Section 4.5, provided that, for avoidance of doubt, the amount excluded shall not be greater than the corresponding payment required in Section 4.5.
1.20
“Royalty Report” means a certified written report (Appendix D), by country, showing how any amounts payable to UFRF on amounts of Net Sales have been calculated and detailing the number, description, aggregate selling prices, all necessary tax filings, but only to the extent required to verify reductions taken related to foreign tax credits, and information to verify deductions from Net Sales (and a listing of the pertinent Patent Rights where the Licensed Product is composed of a subset of the Patent Rights) sold or otherwise disposed of in each calendar quarter upon which royalty is payable and the royalty payment amount due under Section 4.3 and 4.4
1.21
“Valid Claim” means a claim (i) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (ii) of any pending patent application the earliest priority date of which claim is less than [**], that has not been irrevocably cancelled, withdrawn or abandoned. For clarity, if a pending claim issues and meets the requirements of this Section 1.21, it is a Valid Claim regardless of the amount of time such claim was pending.
Section 2.
Grant
2.1
Patent Rights. In return for the royalties and other payments described in Section 4, UFRF grants to Licensee a royalty-bearing, limited term, exclusive license with the right to grant Sublicenses through multiple tiers to Patent Rights in the Licensed Field and Licensed Territory to make, have made, use, sell, have sold, import, and export Licensed Products.
2.2
Know-How. In return for the royalties and other payments described in Section 4, UFRF grants to License a royalty-bearing, non-exclusive license with the right to grant Sublicenses through multiple tiers under the Know-How in the Licensed Field and Licensed Territory to make, have made, use, sell, have sold, import, and export Licensed Products and Licensed Processes
2.3
Improvements.
(a)
Licensee shall be notified in writing when UFRF receives any written invention disclosure of any new invention or discovery that lists (i) Investigator as an inventor and (ii) Licensee as a source of funding (“Improvements”). If, within [**] thereafter, Licensee notifies UFRF in writing that it wishes to obtain a license to such Improvements. In such event, this

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Agreement shall be amended to add such Improvements to the Patent Rights or Know-How, as appropriate. The Parties shall negotiate in good faith a reasonable, additional license issuance fee, which shall be the only additional financial obligation of Licensee resulting from the exercise of the option with respect to such Improvement and all other terms of the Agreement shall remain in force and apply.
(b)
In addition, UFRF shall use good faith efforts to notify Licensee after it becomes aware of any other new written invention disclosure with Investigator as an inventor that directly relates to Licensed Products in the Licensed Field that is not an Improvement; provided, however, that UFRF’s failure to do so shall not constitute a breach of this Agreement. Upon receipt of any such notification, Licensee shall have the rights with respect to such invention as set forth for Improvements as set forth in clause (a) above.
2.4
Sublicense Rights.
(a)
Licensee shall advise UFRF of material negotiations for sublicenses with third parties that Licensee believes are reasonably likely to lead to a Sublicense; provided, that in no event shall Licensee be required by this sentence to violate the terms of any confidentiality or similar agreement or arrangement with a potential sublicensee. Licensee may grant written Sublicenses to third parties only if Licensee is in compliance with the diligence obligations in Section 3 or is selling Licensed Products. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms of this Agreement, including with respect to termination. Licensee has the same responsibility for the activities of any Sublicensee under any Sublicense as if the activities were directly those of Licensee. Licensee shall also include provisions in all Sublicenses to provide that in the event Sublicensee or its Affiliate brings a Patent Challenge against UFRF or assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena) then Licensee may terminate the Sublicense within [**]. For clarity, additional tiers of sublicense may be made by a Sublicensee, and any such additional sublicense shall include provisions that such sublicense shall adhere to the provisions of this Section 2.4(a).
(b)
Licensee shall provide UFRF with a final un-redacted copy of each Sublicense within [**] after execution and forward to UFRF [**] a copy of reports received by Licensee from its Sublicensees regarding development of Licensed Products and payments under the Sublicense agreements. Failure of Licensee to provide UFRF with un-redacted copies of each Sublicense agreement within [**] after execution of the Sublicense agreement is a material breach of this Agreement. Notwithstanding the foregoing, Licensee may redact from each Sublicense the confidential and proprietary information of the Sublicensee that is not relevant to the Licensed Patents or Licensed Know-How.

2.5
Patent Challenge. If Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or Licensee or any of its Affiliates assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), and UFRF does not terminate this Agreement pursuant to Section 9.4, then, if the Patent Challenge is successful, Licensee may not recoup any consideration, including royalties, paid to UFRF during the period

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of challenge. If a Patent Challenge is unsuccessful, Licensee shall reimburse UFRF for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.
2.6
Retained Rights. UFRF reserves to itself and the University of Florida the right to practice the Patent Rights and Know-How for their internal non-commercial research including research sponsored by commercial entities, clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities), and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions the right to use materials that are covered under Patent Rights and Know-How for their internal non-commercial research and educational purposes and for all applicable governmental requirements and guidelines governing the ability to transfer materials. For clarity, the rights reserved by UFRF do not include the ability to use materials covered under Patent Rights and Know-How for conduct of sponsored commercial research for a third party, without the prior written consent of Licensee, which shall not unreasonably be withheld. In addition, UFRF agrees that any material or data transferred to a non-profit research institution pursuant to the retained rights shall be transferred pursuant to a Material Transfer Agreement or Data Transfer Agreement confirming that the materials and/or data are transferred solely for noncommercial, research and educational uses.
2.7
Un-Addressed Markets or Territories. If prior to [**] of a Licensed Product by Licensee, an Affiliate or any Sublicensee, UFRF notifies Licensee, in writing, of a third party’s good faith interest in developing Licensed Products for a specific indication or for one or more specific countries, which Licensee is not currently addressing and does not have plans to address (an “Undeveloped Indication/Region”), UFRF may request that Licensee to negotiate, in good faith, a Sublicense with such third party, consistent with the terms of this Agreement, and otherwise on commercially reasonable terms; provided, that such third party has the reasonable ability to develop a Licensed Product for such Undeveloped Indication/Region. Licensee will have [**] to negotiate a Sublicense with the third party, in accordance with the preceding sentence. Alternatively, Licensee may propose to UFRF within [**] of referral, Licensee’s product development plans for such market or territory. If, thereafter, Licensee commences those product development plan within [**] of the referral date, then Licensee shall retain all rights with respect to such market or territory and shall not be obligated to negotiate a Sublicense with the third party. If Licensee has not executed a Sublicense with the third party on the terms set forth in this Section 2.7, nor has provided a revised product development plan and commenced such product development plan within the period set forth above, then Licensee’s rights to the Patent Rights in the unaddressed market or territory shall cease upon [**] prior written notice to Licensee, and UFRF may offer those rights to the third party. Should UFRF offer those rights to a third party, UFRF shall notify Licensee.
2.8
Minimum Investment.

Company shall receive at least [**] dollars ($[**]) in funding (which may include external equity investment as well as grants) within [**] of the Effective Date or UFRF shall, as its sole and exclusive remedy, have the right to terminate the License.

Section 3.
Diligence Obligations

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3.1
Development. Licensee agrees and warrants that:
(a)
it has or will obtain the expertise necessary to evaluate independently the inventions of the Patent Rights and Know-How;
(b)
it will provide to UFRF a [**] Development Plan respecting exploitation of the Patent Rights (Appendix B) to the end that inventions of the Patent Rights and Know-How will be utilized to provide Licensed Products for sale in the retail market within the Licensed Field;
(c)
it will use commercially reasonable efforts to develop markets for Licensed Products;
(d)
until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report [**] after the end of each [**];
(e)
Licensee and Sublicensee(s) shall apply patent markings that meet all requirements of United States law, 35 U.S.C. §287, including virtual patent marking (at Licensee’s discretion) with respect to all Licensed Products; and
(f)
at least [**] before a reasonably estimated date for the commencement of manufacturing of commercial production of Licensed Products, Licensee will include in the Development Report a summary of the material activities planned for commercial manufacturing.
3.2
First Commercial Sale; Milestones.
(a)
Licensee shall use Commercially Reasonable Efforts to achieve the estimated milestones set forth in Exhibit B, and estimates that the first commercial sale of the first Licensed Product will occur on or before [**].
(b)
If Licensee requests an extension of any milestones, UFRF shall consider the requests in good faith. Licensee shall make extension requests in writing at least [**] prior to the required due dates, fully describing Licensee’s diligent efforts to achieve the milestone. Upon granting extension requests, UFRF and Licensee shall negotiate the terms of extensions in good faith.
3.3
Clinical Trials. University of Florida policies may require approval of clinical trials involving technology invented at the University. Accordingly, Licensee will notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities with Licensee Products.
Section 4.
Payments
4.1
License Issue Fee. Licensee shall pay to UFRF a non-refundable license issue fee of [**] dollars ($[**]) within [**] of the Effective Date.
4.2
Annual License Maintenance Fee. Licensee shall pay an annual license maintenance fee of $[**] each year on the anniversary of the Effective Date of this Agreement. The annual license maintenance fee is payable until the first commercial sale of a Licensed

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Product, after which time minimum royalties instead of the annual license maintenance fee are due.
4.3
Royalty on Licensed Products.

Licensee shall pay UFRF, on a country-by-country basis, the following earned royalties:

(I) For all Licensed Products that qualify under Sections 1.10(a), (b), or (d):

(a)
[**] percent ([**]%) of Annual Net Sales of Licensed Product(s) in Licensed Field up to $[**] of Net Sales,
(b)
[**] percent ([**]%) of Annual Net Sales of Licensed Product(s) in Licensed Field above $[**] and up to $[**], or
(c)
[**] percent ([**]%) of Annual Net Sales of Licensed Product(s) in Licensed Field above $[**] of Net Sales; and

(II) for all Licensed Products that qualify only under Sections 1.10(c) but not any of Sections 1.10(a), (b), or (d):

(d)
[**]% of Net Annual Sales of Licensed Product(s) in Licensed Field up to $[**] of Net Sales,
(e)
[**]% of Net Annual Sales of Licensed Product(s) in Licensed Field above $[**] and up to $[**], or
(f)
[**]% of Net Annual Sales of Licensed Product(s) in Licensed Field above $[**] of Net Sales.

Earned royalties are earned as of the earlier of the date the Licensed Product is actually sold and paid for and the date an invoice is sent by Licensee or its Sublicensee(s), or as of the date a Licensed Product is transferred to a third party for promotional reasons.

Within [**] after the end of each calendar quarter ending on March 31, June 30, September 30 or December 31, Licensee shall pay amounts owing to UFRF under this Section 4.3 after the amount of minimum royalties paid pursuant to Section 4.4 is exceeded. Royalties are not additive, but are payable based on the highest applicable rate that is calculated according to this Section 4.3.

4.4
Minimum Royalty.
(a)
Beginning in the calendar year of first commercial sale of a Licensed Product, Licensee shall pay UFRF minimum royalty payments as follows.

Payment	Year
[**]	[**]
[**]	[**]
[**]	[**]

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[**]	[**]
[**]	[**]

(b)
The first annual minimum royalty payment of $[**] is due by December 31 of the year of first commercial sale and shall be prorated according to date of first commercial sale. The Licensee shall pay the minimum royalty in advance on a quarterly basis on March 31, June 30, September 30, and December 31 for each year during the term of this Agreement. Minimum royalties apply to earned royalties on a calendar year basis; Net Sales that are made during a prior or subsequent calendar year have no effect on the annual minimum royalty due to UFRF for other than the same calendar year in which the royalties were earned.
4.5
Milestone Payments.
(a)
Licensee shall pay UFRF milestone payments within [**] of the first achievement of each milestone for each Licensed Product, as follows:

Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Each milestone payment shall only be owed once with respect to each Licensed Product.

4.6
Change of Control. Licensee shall pay to UFRF a fee of $[**] upon the first Change of Control of Licensee. Licensee shall notify UFRF and pay the Change of Control fee within [**] of the occurrence of a Change of Control.
4.7
Issuance of Equity.
(a)
As further consideration for the rights granted to Licensee by this Agreement, Licensee shall issue to UFRF an amount of equity securities or membership units of Licensee equal to [**] percent ([**]%) of the total amount of issued and outstanding equity securities or membership units of Licensee or securities or membership units that are convertible into Licensee’s equity securities or membership units (collectively, “Equity Interests”) on the Effective Date.
(b)
If at any time after the Effective Date and before Licensee receives a total of [**] dollars ($[**]) cash in exchange for the issuance of Licensee’s Equity Interests, Licensee issues any Equity Interests, then Licensee shall issue additional Equity Interests to UFRF such that the total amount of Equity Interests issued to UFRF remains [**] percent ([**]%) of the total number of issued and outstanding Equity Interests of Licensee calculated on a Fully Diluted Basis. “Fully Diluted Basis” means assuming the conversion of all outstanding convertible securities and

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the exercise of all outstanding options, warrants and other similar securities, regardless of whether such securities, options or warrants are then convertible or exercisable.
(c)
If Licensee engages in an offering to sell any Equity Interests, UFRF and/or any entity to which UFRF has assigned the right to exercise UFRF’s participation rights may purchase [**]% of the Equity Interests that are issued in that offering on the same terms that are offered to the other purchasers in that offering. UFRF shall exercise its right to purchase equity interest under this Subsection (c) in writing, within [**] of receiving notice of the offering from the Company. If no such exercise notice from UFRF is received, then the right shall be deemed waived. This Subsection (c) shall terminate on the [**] of the Effective Date.
(d)
Licensee shall issue Equity Interests to UFRF under this Section 4.6 in accordance with the Equity Agreement or Operating Agreement between UFRF and Licensee. UFRF shall enter into customary venture capital financing documents with respect to its Equity Interests if requested by the Company.
4.8
Sublicense Fees.
(a)
With respect to Sublicenses granted by Licensee under Section 2.4(a), Licensee shall pay to UFRF an amount equal that Licensee would have been required to pay under Section 4.3 had Licensee sold the Licensed Products that are sold by a Sublicensee.
(b)
If Company receives any consideration such as fees, minimum royalties, milestone payments or other payments pursuant to sublicense of the Patent Rights and Know-How, and such payments are not running royalties based on Net Sales, then Company shall pay UFRF [**] percent ([**]%) of such consideration within [**] of receipt. Royalties from Sublicenses will pass through to UFRF at the same Royalty rate as is specified in this term sheet. For clarity, Sublicense Fees shall exclude (the “Excluded Amounts”): amounts received in connection with financing events, capital investments (debt and/or equity), assignments (and not as a consequence of restructuring or other corporate organizing or merger or sale of Company or any business or assets or similar transaction), acquisition of Company, payments/reimbursements for R&D and other out-of-pocket expenses incurred with respect to the Patent Rights or Licensed Products, distribution, service contracts, regulatory trials and joint development efforts. For clarity, such exclusions may be part of a larger transaction in which a sublicense under the Patent Rights is granted, provided that such transactions will also contemplate significant future milestones, royalties or other income that would be considered Sublicense Payments.

Licensee may not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement other than the Excluded Amount without the express prior written consent of UFRF, not to be unreasonably withheld, conditioned or delayed.

4.9
Royalty Stacking.

Only one royalty will be due on Net Sales of any Licensed Product, even if such Licensed Product is covered by multiple patents, patent applications or claims within the Patent Rights.

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(a)
During the Term, in the event Licensee reasonably determines that it is necessary to obtain a license or licenses under any patent from any third party or third parties in order to exploit Licensed Products in a particular country (each, a “Third Party License”), then in each calendar quarter during which royalties are payable to UFRF under this Agreement in respect of Net Sales of a Licensed Product or a Licensed Process in such country, Licensee shall be entitled to deduct from the royalty paid to UFRF for such country a maximum of [**] percent ([**]%) of the royalties actually paid by Licensee under each such Third Party License(s) in that calendar quarter on account of sales of that Licensed Product or Licensed Process in such country.
(b)
Additional Patents. During the Term, in the event Licensee enters into a license agreement with UFRF to an Additional Patent, then in each calendar quarter during which royalties are payable to Licensor under this Agreement in respect of Net Sales of a Licensed Product or a Licensed Process in such country, Licensee shall be entitled to deduct from the royalty paid to UFRF for such country a maximum of [**] percent ([**]%) of the royalties actually paid by Licensee to UFRF under each such license agreement with UFRF to an Additional Patent in that calendar quarter on account of sales of that Licensed Product or Licensed Process in such country.
(c)
In no event will the earned royalty payable to UFRF for Net Sales be lower than [**] the rate specified in Section 4.3(a).
4.10
Overlap with Agreement A19110.

In the event that a Licensed Product is also covered by agreement A19110 (Appendix E) then only one payment is due under each of Sections 4.3, 4.4, and/or 4.5.

There shall only be one payment due based on a Change in Control pursuant to Section 4.6, under this Agreement and under Agreement A19110. Likewise, the equity provisions of Sections 4.6(a)-4.6(d) shall apply only once (to either this Agreement A19111 or Agreement A19110).

Section 5.
Warranties and Disclaimers of UFRF
5.1
UFRF represents that its employees have assigned or are obligated to assign to UFRF their entire right, title, and interest in the Patent Rights and Know-How and that it has authority to grant the rights and licenses set forth in this Agreement. However, nothing in this Agreement is:
(a)
a warranty or representation by UFRF of the validity or scope of any right included in the Patent Rights;
(b)
a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement does not infringe patents or other rights of third parties;
(c)
an obligation to bring or prosecute actions or suits against third parties for infringement of Patent Rights;

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(d)
an obligation to furnish know-how or services other than those specified in this Agreement; or
(e)
a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Patent Rights which may be similar or compete with products made or sold by Licensee.
5.2
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
Section 6.
Record Keeping; Accounting
6.1
Licensee and its Sublicensee(s) shall keep books and records sufficiently to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products. Licensee and its Sublicensee(s) shall preserve these books and records for at least [**] after they are created or as required by federal law, both during and after the term of this Agreement.
6.2
Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within [**] of its written request, audit, reasonably review and copy all of Licensee’s books and records at a single United States location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. The review may be performed by any authorized employees of UFRF as well as by any attorneys or accountants designated by UFRF upon reasonable notice and during regular business hours. If a deficiency with regard to any payment is determined, Licensee and its Sublicensee(s) shall pay the deficiency along with applicable interest as described in Subsection 6.4(a) within [**] of receiving notice. If a payment deficiency for a calendar year exceeds [**] percent ([**]%) of amounts paid for that year, then Licensee or its Sublicensee(s) shall pay UFRF’s out-of-pocket expenses incurred with respect to the review.
6.3
At any time during the term of this agreement UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. No request may be made more than [**] with respect to the same period. Within [**] of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within [**] of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Subsection 6.4(a) with the submission of the self-audit report to UFRF.

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6.4
Accounting for Payments.
(a)
Any amounts which remain unpaid after the date they are due to UFRF under this Section 6, Section 7 or any other provision of this agreement accrue interest from the due date at the rate of [**]% per month. This interest provision is not a grant of permission for any payment delays. Licensee is responsible for repayment to UFRF of any reasonable attorney, collection agency, and other out-of-pocket expenses to collect overdue payments.
(b)
Except as otherwise directed, Licensee shall pay all amounts owing to UFRF under this Agreement in United States dollars at the following address or by wire transfer:

University of Florida Research Foundation, Incorporated
288 Grinter Hall, PO Box 115500
Gainesville, Florida 32611-5500
Attention: Business Manager
For Wire Transfer Information: http://research.ufl.edu/ufrf/wiring.html

The wire transfer link is also included at the bottom of all invoices for your accounting purposes.

Licensee shall convert all monies owing in currencies other than United States dollars at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

(c)
On the date of each payment to UFRF, Licensee shall submit a certified full accounting statement showing how any amounts payable to UFRF have been calculated. In addition to being certified, the Licensee shall include on all accounting statements a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Licensee shall provide accounting on a per-country and product line, model or trade name basis and shall summarize them on the form shown in Appendix D Royalty Report.
(d)
If no payment is owed to UFRF, Licensee shall supply an accounting demonstrating that fact to UFRF.
(e)
Licensee shall make all payments due under this Agreement net of taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government or political subdivision with respect to any amounts payable to UFRF pursuant to this Agreement. All taxes, assessments, or other charges shall be assumed by Licensee to the extent those taxes fall within the scope of the foregoing sentence. Licensee is responsible for all wire/bank fees associated with all payments due to UFRF pursuant to this Agreement.
Section 7.
Patent Prosecution
7.1
UFRF shall file, prosecute, and maintain the Patent Rights using counsel of its choice. UFRF shall provide Licensee with copies of all documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to Patent Rights. To

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the extent such documents are not otherwise publically available, Company agrees to keep such information confidential.
7.2
Licensee shall pay UFRF $[**] dollars, within [**] of the Effective Date to reimburse expenses associated with preparation, filing, prosecution, issuance, maintenance, defense, and reporting of the Patent Rights prior to the Effective Date. (NOTE: the above referenced dollar amount in this Section 7.2 is subject to change, as UFRF may not have received all related patent prosecution expense invoices from the law firm at the time of license negotiation.)
7.3
UFRF will solicit input from Licensee regarding (a) actions to be taken in connection with the Licensed Patent(s), and (b) fees, annuities, costs and expenses to be incurred in connection therewith. UFRF will submit, or will cause to be submitted to Licensee all correspondence or other materials related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights for Licensee’s review and comment prior to any filing or other submission thereof, and UFRF will give due consideration to comments provided by Licensee or Licensee’s counsel and shall reasonably incorporate the comments of Licensee or Licensee’s counsel. If Licensee fails to provide comments regarding actions to be taken, submissions or payment of fees, annuities, or other costs or expenses within [**] of the date of UFRF’s submission thereof to Licensee then UFRF will assume Licensee has no comments. In the event that Licensee’s comments or proposed strategy is in conflict with the comments or proposed strategy of another licensee in a different field, Licensee, UFRF and the other licensee shall cooperate to determine whether a mutually agreeable approach (e.g., claim amendment, argument and/or filing strategy) is reasonably feasible and if such an approach is not reasonably feasible shall cooperate to file one or more additional applications to allow Licensee and the other licensee to pursue their own independent, field-specific claims in separate application free of conflict from one another. Each licensee shall bear the sole costs for such field-specific applications. Licensee shall pay all costs and expenses incurred by UFRF related to the preparation, filing, prosecution (including interferences and oppositions), issuance, maintenance and reporting of the Patent Rights that were not reimbursed pursuant to Section 7.2 within [**] of receipt of an invoice from UFRF.
7.4
Licensee may elect upon [**] prior written notice to decline to reimburse UFRF for patent expenses for any Patent Right in any particular country or jurisdiction. In that case, the license granted to Licensee, with respect to those Patent Rights by this Agreement, terminates after the [**] in that country or jurisdiction.
Section 8.
Infringement and Invalidity
8.1
Licensee shall inform UFRF promptly in writing of any alleged infringement of the Patent Rights by a third party of which it is aware, and of any available evidence of the alleged infringement.
8.2
During the term of this Agreement, Licensee shall have the first right, but not the obligation to prosecute any infringement of the Patent Rights. If Licensee does not prosecute any infringement of the Patent Rights, then UFRF may prosecute that infringement of the Patent Rights at its own expense. If either Party prosecutes any infringement of the Patent Rights, then the other

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Party agrees that the prosecuting Party may include the other Party as a co-plaintiff in any infringement suit without expense to the non-prosecuting Party.
8.4
If a declaratory judgment action is brought against UFRF or Licensee by a third party alleging invalidity, unpatentability, unenforceability, or non-infringement of the Patent Rights, Licensee, at its option, may within [**] after commencement of the action take over the sole defense of the action at its own expense. If Licensee does not exercise this right and Licensee is the sole licensee of the Patent Rights, UFRF may be responsible for the sole defense of the action at Licensee’s sole expense, subject to Sections 8.5 and 8.6.
8.5
If Licensee undertakes the enforcement or defense of the Patent Rights by litigation, Licensee shall apply any recovery of damages first in satisfaction of [**] and next toward [**]. Licensee shall treat the balance remaining from any recovery as [**].
8.6
In any suit in which either party is involved to enforce or defend the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
8.7
If Licensee contests the validity of any Patent Rights, unless UFRF terminates this Agreement pursuant to Section 9.4, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if the contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.
Section 9.
Term and Termination
9.1
The term of this Agreement begins on the Effective Date and continues on a Licensed Product by Licensed Product basis until the later of (i) the last to expire Valid Claim covering the Licensed Product, or (ii) ten (10) years from the First Commercial Sale of such Licensed Product.
9.2
Licensee may terminate this Agreement at any time after the fifth (5th) anniversary of the Effective Date by giving at least sixty (60) days’ prior written notice to UFRF. Licensee shall include a statement of the reasons for termination in the notice.
9.3
UFRF may terminate this Agreement by giving Licensee at least thirty (30) days’ written notice if Licensee:
(a)
Licensee ceases to use Commercially Reasonable Effort to carry on its business pertaining to Licensed Patents;
(b)
is in material breach of this Agreement;
(c)
knowingly provides any false report required to be delivered under this Agreement;

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(d)
goes into bankruptcy, liquidation or proposes having a receiver control any of its assets;
(e)
materially violates any laws or regulations applicable to the development or commercialization of Licensed Products;
(f)
ceases to carry on its business pertaining to Patent Rights;
(g)
fails for more than [**] calendar consecutive quarters to make payments of earned royalties under Sections 4.3 and 4.4, once those royalty payments have begun; or
(h)
fails to provide UFRF with redacted copies of the Change Of Control documents within [**] of their execution. Termination under this Section 9.3 takes effect [**] after written notice by UFRF, unless Licensee remedies the non-compliance in that [**] period, or an alternative cure period or extension of time is mutually agreed upon by the parties.
9.4
If Licensee or any of its Affiliates brings a Patent Challenge against UFRF or assists others in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), then UFRF may immediately terminate this Agreement. If a Sublicensee brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena), then UFRF may send a written demand to Licensee to terminate the sublicense.

If Licensee fails to terminate the Sublicense within [**] after UFRF’s demand, UFRF may immediately terminate this Agreement.

9.5
Termination of this Agreement for any reason does not release either party from any obligation that matured prior to the effective date of termination. Licensee remains obligated to provide an accounting for and to pay royalties earned. Licensee may prorate any minimum royalties that are due as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee and its Sublicensees may, however, during the [**] after the effective date of termination, sell all Licensed Products that are in inventory and complete and sell Licensed Products that are in the process of manufacture provided that Licensee provides an accounting for and pays all earned royalties and other payments that are due under the terms of the Agreement.
9.6
Upon termination of the Agreement for any reason, the following sections of the License Agreement remain in force as non-cancelable obligations pursuant to their terms:
•
Section 6 Record Keeping; Accounting
•
Section 9.6 Effect of Termination
•
Section 12 Indemnification; Insurance
•
Section 13 Use of Names
•
Section 14 Miscellaneous

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•
Section 17 Confidentiality
9.7
In the event of a termination of this Agreement, if there is a Sublicensee in good standing under its sublicense, UFRF shall assume the Sublicense on the same terms and conditions therein, solely to the extent of the Licensed Patents and Licensed Know-How; provided, that under no circumstances shall UFRF be required to perform any obligation under the Sublicense that exceeds any obligation under this Agreement.
9.8
Licensee shall deliver to UFRF, within [**] after the date of termination of this agreement, complete and un-redacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products, except that Licensee may redact confidential information of any third parties.
Section 10.
Assignability
10.1
This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF and payment of the Change of Control fee in Section 4.6. Any attempted assignment in contravention of this Section 10.1 is void and constitutes a material breach of this Agreement. Notwithstanding the foregoing, Licensee may assign the Agreement and/or its rights and/or obligations hereunder, upon informing UFRF, to an Affiliate or in the context of a merger of Change in Control or to a successor to all or substantially all of the business of Licensee to which this Agreement relates.
10.2
The new assignee shall assume all responsibilities under this Agreement and agree in writing to UFRF to be bound by this Agreement.
Section 11.
Dispute Resolution
11.1
Mandatory Procedures. Before either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, except with regard to any payments made or due under this Agreement, it shall first comply with the procedures set forth in this Section 11, other than for injunctive relief to enforce the provisions of this Section 11.
(a)
When a party intends to invoke the procedures set forth in this Section 11, it shall provide written notice to the other party. Within [**] after the date of that notice, senior representatives of the parties shall engage in good faith negotiations at a mutually convenient location to resolve the dispute. In the case of UFRF, that representative is the Director of Technology Licensing. In the case of License, that representative is the Head of Business Development or his/her designee.
(b)
If the parties fail to meet within the time period set forth in Section 11(a) or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

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(c)
Not more than [**] after the notice of issues, the President of UFRF and the Chief Executive Officer of the Licensee shall meet and engage in good faith negotiations at a mutually convenient location to resolve the dispute.
11.2
Failure to Resolve Dispute. If (a) any issue is not resolved at the meeting of the President and Chief Executive Officer within [**] after they first meet or (b) there is a dispute regarding payments made or due under this Agreement, either party may file appropriate administrative or judicial proceedings with respect to the issue in dispute. The parties agree to consider in good faith any proposals to address issues through alternative dispute resolution.
Section 12.
Indemnification; Insurance
12.1
Licensee shall (and shall cause Sublicensees to), at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, trustees, officers, employees, and agents, the Investigator, and the inventors of the Patent Rights, regardless of whether the inventors are employed by the University of Florida at the time of the claim, harmless against all claims and liabilities, including legal expenses and reasonable attorneys’ fees, from a third party claim, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability resulting from the development, production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or arising from any right or obligation of Licensee under this Agreement. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own at its own cost to defend the interests of UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventor(s).
12.2
Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in developing, producing, manufacturing, conducting clinical trials for, selling, marketing, using, leasing, consuming, or advertising the products that are subject to this Agreement and that the insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, the Investigator, and the inventors of the Patent Rights as additional insureds. Within [**] after the execution of this Agreement and thereafter [**] between [**], Licensee will present evidence to UFRF that the coverage is being maintained. In addition, Licensee shall provide UFRF with at least [**] prior written notice of any adverse change in or cancellation of the insurance coverage.
Section 13.
Use of Names

Licensee and its Sublicensee(s) may not use the names or logos of UFRF or the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Patent Rights or Know-How, nor any adaptation of those names, in any promotional, advertising or marketing materials or any other form of publicity, or to suggest any endorsement by these entities or individuals, without the prior written approval of UFRF.

Section 14.
Miscellaneous

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14.1
Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the [**] without regard to its conflict of laws provisions, and venue for all claims or other causes of action arising out of this Agreement is [**].
14.2
Independent Contractors. The parties are independent contractors and not joint ventures or partners.
14.3
Integration. This Agreement constitutes the full understanding between the parties with reference to its subject matter, and no statements or agreements by the parties, whether oral or in writing, may modify the terms of this Agreement. Neither party may claim any amendment, modification, or release from any provisions of this Agreement, unless the mutual agreement is in writing and signed by both parties.
14.4
No Security Interest. Licensee may not encumber or otherwise grant a security interest in any of the rights granted under this Agreement to any third party.
14.5
Laws and Regulations. Licensee shall comply with all local, state, federal, and international laws and regulations that are applicable to the development, manufacture, use, and sale of Licensed Products, including:

Licensee acknowledges that it is subject to and agrees to abide by United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of those items may require a license from the cognizant agency of the United States Government or written assurances by Licensee that it will not export items to certain foreign countries or persons without prior approval by that agency. UFRF neither represents that a license is or is not required nor that, if required, it will be issued.

Licensee shall obtain all necessary approvals from the United States Food & Drug Administration, Environmental Protection Agency, Department of Agriculture and any similar governmental authorities of foreign jurisdictions in which Licensee intends to make, use, sell or perform Licensed Products

14.6 Force Majeure. Neither party is responsible for default, delay, or failure to perform, if such default, delay or failure to perform is due to causes beyond the party’s reasonable control, including, but not limited to, strikes, lockouts, inactions of governmental authorities, war, fire, hurricane or other natural disaster, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch when the causes are removed. In the event of a default, delay or failure to perform described in this Section 14.6, any date or times by which either party is scheduled to perform is extended automatically for a time equal to the time lost by reason of the excused default, delay or failure to perform.

Section 15.
Notices

The parties shall provide any notice required to be given pursuant to this Agreement in writing to the addresses listed in this Section 15. Notice is effective on the day it is delivered

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personally with written receipt from an authorized signatory, on the second day after the day on which the notice has been delivered for next day delivery prepaid to a nationally recognized courier service, on the fifth business day following deposit in the United States mail if sent certified or registered mail, (return receipt acknowledgement is not required to certify delivery).

If to UFRF:

President

University of Florida Research Foundation, Incorporated

223 Grinter Hall University of Florida

P. O. Box 115500

Gainesville, FL 32611-5500

with a copy to:

UF Innovate | Tech Licensing

Attn: Director (Rm. 112)

747 SW 2nd Avenue

Post Office Box 115575

Gainesville, Florida 32611-5575

If to Licensee:

AavantiBio, Inc.

747 S.W. 2nd Avenue, IMB31

Gainesville, FL 32611-5575

Attention: [**]

with a copy to:

Asher M. Rubin

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

asher.rubin@hoganlovells.com

Section 16.
Confidentiality

Unless required by Florida Law, the parties (a) may only use each other’s Confidential Information (as defined below) as necessary to perform the obligations set forth in this Agreement (b) may not disclose the other’s Confidential Information to any third party, and (c) shall protect each other’s Confidential Information with the same degree of care that they exercise with their own Confidential Information but in no event less than a reasonable degree of care. The parties may disclose this Agreement and Confidential Information to their authorized Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents and investors or potential investors who are bound by similar confidentiality provisions. For the purposes of this Agreement, “Confidential Information” means the terms of this Agreement and information disclosed by one party to the other that is marked “confidential” by the disclosing party or that is confirmed in writing within [**] after oral disclosure. Confidential Information does not include information that (i) is publicly known; (ii) is already known or independently developed without use of the Confidential Information as shown by written records; (iii) is disclosed by a third party having no known obligation of confidentiality with respect to the Confidential Information; or (iv) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order. These confidentiality obligations remain effective for [**] after disclosure of the Confidential Information.

Should any Investigator or individual working directly or indirectly under UFRF’s direction publish or present data or experimental results related to the Patent Rights or Know-How such individual shall first provide a copy of any proposed disclosure (including any proposed

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abstract or manuscript for submission) to UFRF and Licensee for review at least [**] prior to the data of submission for the proposed publication or presentation for public disclosure. At Licensee’s request, any reference to Licensee’s Confidential Information or any licensed Know-How shall be deleted. If Licensee determines that information is included in the proposed disclosure constitutes an Improvement or is otherwise information that is reasonably necessary or useful for commercialization of the Patent Rights, Licensee may request a deferral of the publication or disclosure to allow Licensee to file or have filed a patent application disclosing such information or Improvement, and UFRF shall defer the publication or disclosure for this period.

Section 17.
University Rules and Regulations

Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees, or otherwise or who possess a material financial interest in Licensee are subject to the University of Florida’s rules regarding outside activities and financial interests set forth in University of Florida Regulation 1.011, the University of Florida’s Intellectual Property Policy, and an associated monitoring plan which addresses conflicts of interests. Any term of an agreement between Licensee and University of Florida personnel which seeks to vary or override the personnel’s obligations to the University of Florida may not be enforced without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida Board of Trustees and UFRF. Furthermore, should an interest of Licensee conflict with the interests of the University of Florida, University of Florida personnel are obligated to resolve those conflicts according to the rules, guidelines, and policies of the University of Florida.

Section 18.
Contract Formation and Authority
18.1
The submission of this Agreement is not an offer, and this document is effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee do not evidence an agreement between the parties. UFRF may terminate this Agreement without the requirement of any notice to Licensee, if UFRF does not receive the License Issue Fee or certificates representing the initial Equity Interests to be issued to UFRF pursuant to this Agreement, as applicable, within [**] of the Effective Date.
18.2
UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

[signature page follows]

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The parties have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED By: /s/ Jim O’Connell Jim O’Connell Assistant Vice President for Commercialization Director, UF Innovate | Tech Licensing Date: 3/19/2020	AAVANTI BIO, INC. By: /s/ Phil Johnson Phil Johnson Title: Director Date: 3/19/2020

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Appendix E - Exclusive License Agreement to Aavanti [**]/A19110

Incorporated by reference to Exhibit 10.42 to the Company’s Form 10-K for the fiscal year ended December 31, 2022 as filed with the Securities and Exchange Commission on March 23, 2023.

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FIRST AMENDMENT TO
LICENSE AGREEMENT NO. A19111

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF), and AavantiBio, Inc., a Delaware corporation having its principal office/place of business at 747 SW 2nd Ave., Suite 195, IMB31, Gainesville, FL, 32601 (hereinafter referred to as “Licensee”) entered into a Standard Exclusive License Agreement (Agreement No: A19111) dated 17 March 2020 (hereinafter “License Agreement”);

WHEREAS, the parties now wish to amend the License Agreement by this amendment (hereinafter referred to as “First Amendment”);

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1.
Capitalized terms not defined in this First Amendment shall have the meanings ascribed to them in the License Agreement.
2.
The parties wish to update the Patent Rights listed in Appendix A of the License Agreement. Appendix A will be replaced by this New Appendix A.

New Appendix A - Patent Rights and Know-How:

[**]

3.
This First Amendment will be effective upon payment of a one-time fee of $[**] payable within [**] of execution of this First Amendment.
4.
All other provisions of the License Agreement shall remain in full force and effect and unmodified by this First Amendment.
5.
This First Amendment, together with the License Agreement, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the parties with respect to such subject matter.
6.
This First Amendment shall be executed in duplicate. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties intending to be bound have caused this First Amendment to be executed by their duly authorized representatives.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.	AAVANTIBIO, INC.

By: /s/ Jim O’Connell Jim O’Connell Director UF Innovate | Tech Licensing Date: 5/21/2021	By: /s/ Bo Cumbo Bo Cumbo Title: CEO Date: 5/25/2021 REVIEWED BY LEGAL ___________

SECOND AMENDMENT TO
LICENSE AGREEMENT NO. A19111

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF), and AavantiBio, Inc., a Delaware corporation having its principal office/place of business at 747 SW 2nd Ave., Suite 195,

IMB31, Gainesville, FL, 32601 (hereinafter referred to as “Licensee”) entered into a Standard Exclusive License Agreement (Agreement No: A19111) dated 17 March 2020 and amended by the First Amendment on 25 May 2021 (hereinafter collectively “License Agreement”);

WHEREAS, the parties now wish to amend the License Agreement by this amendment (hereinafter referred to as “Second Amendment”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.
Capitalized terms not defined in this Second Amendment shall have the meanings ascribed to them in the License Agreement.
2.
The parties wish to update the estimated milestones set forth in Appendix B. Appendix B will be replaced by the New Appendix B attached to this Second Amendment and incorporated herein by reference.
3.
The parties wish to update the milestone for the first commercial sale. The parties agree to delete paragraph 3.2 (a) in its entirety and replace it with the following:

3.2 (a) Licensee shall use Commercially Reasonable Effects to achieve the estimated milestones set forth in the New Appendix B attached to the Second Amendment and estimates that the first commercial sale of the first Licensed Product will occur on or before [**].

4.
All other provisions of the License Agreement shall remain in full force and effect and unmodified by this Second Amendment.
5.
This Second Amendment, together with the License Agreement, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the parties concerning such subject matter.
6.
The parties may execute this Second Amendment in one or more counterparts, each of which is an original and all of which together are the same instrument. Delivery of a signed Second Amendment by reliable electronic means, including email, shall be an effective method of delivering the executed Second Amendment. This Second Amendment may be stored by electronic means, and either an original or an electronically stored copy of this Second Amendment can be used for all purposes,

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including in any proceeding to enforce the rights and/or obligations of the parties to this Second Amendment.

[Signatures to follow on next page]

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IN WITNESS WHEREOF, the parties intending to be bound have caused this Second Amendment to be executed by their duly authorized representatives.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC. By: /s/ Jim O’Connell Jim O’Connell Director UF Innovate | Tech Licensing Date: 8/9/2022	AAVANTIBIO, INC. By: /s/ Bo Cumbo Bo Cumbo Title: President and CEO Date: 8/8/2022 REVIEWED BY LEGAL ___________

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